Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ALSCO HOLDINGS, INC.

SUN ALSCO, LLC

ALSCO ACQUISITION CORP.

and

ALERIS INTERNATIONAL, INC.

September 7, 2005

i

4.21	No Undisclosed Liabilities	22
4.22	Customers and Suppliers	22
4.23	Product Warranty and Product Liability	22
4.24	Labor	23
4.25	Purchase and Sale Agreements	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		23
5.01	Organization and Corporate Power	23
5.02	Authorization	23
5.03	No Violation	24
5.04	Governmental Authorities; Consents	24
5.05	Litigation	24
5.06	Brokerage	24
5.07	Investment Representation	24
5.08	Financing	24

ARTICLE VI COVENANTS OF THE COMPANY		25
6.01	Conduct of the Business	25
6.02	Access to Books and Records	26
6.03	Regulatory Filings; Consents	26
6.04	Conditions	26
6.05	Exclusive Dealing	26
6.06	Notification; Appraisal Rights Notice	27
6.07	Tail Insurance	27

ARTICLE VII COVENANTS OF THE PURCHASER		27
7.01	Access to Books and Records	27
7.02	Notification	28
7.03	Director and Officer Liability and Indemnification	28
7.04	Employment and Benefit Arrangements	28
7.05	Regulatory Filings	29
7.06	Conditions	29
7.07	Contact with Business Relations	29
7.08	Continuing Confidentiality	29
7.09	Conduct of Business	30

ARTICLE VIII TERMINATION		30
8.01	Termination	30
8.02	Effect of Termination	31

ARTICLE IX ADDITIONAL AGREEMENTS AND COVENANTS		31
9.01	Acknowledgment by the Purchaser	31
9.02	Tax Matters	32
9.03	Further Assurances	32
9.04	Non-Survival of Representations, Warranties and Covenants	32

ARTICLE X DEFINITIONS		32

10.01	Definitions	32
10.02	Other Definitional Provisions.	38
10.03	Cross-Reference of Other Definitions	38

ARTICLE XI MISCELLANEOUS		39
11.01	Press Releases and Communications	39
11.02	Expenses	40
11.03	Notices	40
11.04	Assignment	41
11.05	Severability	42
11.06	Construction	42
11.07	Amendment and Waiver	42
11.08	Complete Agreement	42
11.09	Third-Party Beneficiaries	42
11.10	Counterparts	42
11.11	Governing Law	43
11.12	Representative.	43
11.13	Deliveries to Purchaser	44
11.14	Conflict Between Transaction Documents	44

SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

Bank Accounts Schedule

Bonus Program Schedule

Brokerage Schedule

Compliance with Laws Schedule

Conduct of the Business Schedule

Contracts Schedule

Deferred Bonus Amount Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Environmental Matters Schedule

Financial Statements Schedule

Governmental Consents Schedule

Insurance Schedule

Intellectual Property Schedule

Labor Schedule

Leased Real Property Schedule

Liabilities Schedule

Litigation Schedule

Owned Real Property Schedule

Permitted Liens Schedule

Purchase and Sale Agreements Schedule

Stockholders Schedule

Subsidiary Schedule

Taxes Schedule

EXHIBITS

Exhibit A	-	Letter of Transmittal
Exhibit B	-	Form of Sun Commitment Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 7, 2005, is made by and among ALSCO Holdings, Inc., a Delaware corporation (the “Company”), Aleris International, Inc., a Delaware corporation (the “Purchaser”), ALSCO Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of the Purchaser (the “Merger Sub”), and Sun ALSCO, LLC, a Delaware limited liability company, as representative for the Company’s stockholders and optionholders (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, the Company and its Subsidiaries are engaged in the business of operating a remelt/casting facility that engages in cold rolling and finishing of aluminum sheet, and three fabricating facilities, two of which have paint lines for coating aluminum sheet, for sale as fabricated products, mill product specialty coil (gutter coil), trim coil, and specialty products to distributors in the United States and Canada (the “Business”).

WHEREAS, the Purchaser desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein.

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub and the Company have authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of their respective corporations and stockholders.

WHEREAS, concurrently with the execution of this Agreement, (a) shareholders of the Company holding 100% of the shares of Voting Common Stock (as defined below) have executed and delivered to the Purchaser written consents pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) irrevocably approving the Merger and the transactions contemplated by this Agreement and (b) shareholders of the Company holding in excess of 85% of the shares of Non-Voting Common Stock (as defined below) have executed and delivered to the Purchaser written consents irrevocably approving the Merger and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) At the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the Delaware General Corporation Law (the “Delaware Law”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) At the Closing, the Company and the Merger Sub shall cause articles of merger (in such form as the Purchaser and the Representative shall agree) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Articles of Merger”) and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Articles of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and the Merger Sub, all as provided under Delaware Law.

1.02 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as otherwise provided in Section 1.02(b), each share of the Company’s voting common stock, par value $0.01 per share (the “Voting Common Stock”), and the Company’s non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock”, and together with the Voting Common Stock, the “Company Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash (without interest) the Per Share Portion of the Closing Residual Cash Consideration, payable to the holder thereof by the Purchaser in accordance with the procedures set forth in Section 1.03. The aggregate consideration to which holders of Company Stock become entitled pursuant to this Section 1.02(a) is collectively referred to herein as the “Common Merger Consideration” and, together with the Option Merger Consideration (as defined below), the “Merger Consideration.”

For purposes of this Agreement, the term “Closing Residual Cash Consideration” means (i) $150,000,000.00 (the “Transaction Price”), minus (ii) the amount of Funded Indebtedness outstanding as of the close of business on the day immediately prior to the Closing Date, plus (iii) the amount of Cash as of the close of business on the day immediately prior to the Closing Date, plus (iv) the aggregate exercise price of all outstanding Options immediately prior to the Effective Time as to which the Per Share Portion of the Closing Residual Cash Consideration exceeds the applicable exercise price per share of such Option (the “In The Money Options”), minus (v) the Representative Holdback Amount, minus (vi) all Transaction Expenses, minus (vii) the Deferred Bonus Amount and plus (viii) the Net Working Capital Adjustment (as defined below) (which may be a negative number).

For purposes of this Agreement, the term “Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than Company Stock held by the Company as treasury stock or held by the Merger Sub), plus (ii) the number of shares of Company Stock issuable upon exercise of all In The Money Options.

For purposes of this Agreement, the term “Options” means all options, warrants and rights to acquire shares of Company Stock whether vested or unvested, which are issued and outstanding.

(b) Each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock or by the Merger Sub shall be canceled and no payment shall be made with respect thereto.

(c) Each share of the Merger Sub’s Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Voting Common Stock, par value $.01 per share, of the Surviving Corporation.

1.03 Exchange of Certificates; Lost Certificates; Paying Agent. The Purchaser shall act as paying agent (a) in effecting the exchange of cash for certificates which, immediately prior to the Closing, represented shares of Company Stock and which are converted into the right to payment pursuant to Section 1.02 and (b) in effecting the payments in consideration for the cancellation of Options as set forth in Section 1.04. At the Effective Time, each holder of certificates representing Company Stock (each, a “Stockholder” and collectively, the “Stockholders”) shall surrender to the Purchaser certificates of Company Stock, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed letter of transmittal in the form attached as Exhibit A hereto (a “Letter of Transmittal”), representing the number of shares of Company Stock held by such holder. At the Closing, the Purchaser shall pay each Stockholder who has surrendered his, her or its certificates of Company Stock, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Letter of Transmittal, and to each Optionholder, the amount of cash to which he, she or it is entitled under Section 1.02 or Section 1.04, as applicable. Surrendered certificates shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Common Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 1.02 and the Surviving Corporation shall not be required to pay the holder thereof the cash to which he, she or it would otherwise have been entitled. Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to the Purchaser, against any claim that may be made against it with respect to such certificate, the Purchaser shall issue, in exchange for such lost, stolen or destroyed certificate, the Common Merger Consideration to be paid in respect of the shares of Company Stock represented by such certificate, as contemplated by this Article I.

1.04 Options. At the Effective Time, (i) the Company shall cause all unvested options to become vested, (ii) the Company shall cause all outstanding Options to be canceled as of the Effective Time, and (iii) (x) each holder of an In The Money Option (an “In The Money Optionholder”) shall become entitled to receive in respect of such In The Money Option an amount in cash equal to the product of (a) the excess of the Per Share Portion of the Closing

Residual Cash Consideration over the applicable exercise price per share of such Option, multiplied by (b) the number of shares of Company Stock such holder could have purchased if such holder had exercised such Option in full (and paid the applicable exercise price in respect thereof) immediately prior to such time, which amount shall be payable to the holder thereof at the Closing and (y) each holder of an option that is not an In The Money Option (together with the In The Money Optionholders, the “Optionholders”) shall be entitled to receive no consideration in respect thereof; provided however that prior to the Closing Date, the Company shall obtain all consents necessary to give effect to the transactions set forth in this sentence. The aggregate consideration to which Optionholders become entitled pursuant to this Section 1.04 is collectively referred to herein as the “Option Merger Consideration.”

1.05 Articles of Incorporation. The articles of incorporation of the Merger Sub in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

1.06 Bylaws. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

1.07 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

ARTICLE II

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP located at One New York Plaza, New York, New York at 10:00 a.m. Eastern time on the first business day following full satisfaction or due waiver of all of the closing conditions set forth in Article III hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Company; provided that the Closing shall not occur prior to October 3, 2005. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Company and the Merger Sub shall cause the Articles of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) the Purchaser shall deliver to each holder of Company Stock such holder’s portion of the Common Merger Consideration (as determined in accordance with Section 1.02(a)), by wire transfer of immediately available funds to the account(s) designated by the Representative;

(c) the Purchaser shall deliver to each Optionholder such holder’s portion of the Option Merger Consideration (as determined in accordance with Section 1.04), by wire transfer of immediately available funds to the account(s) designated by the Representative;

(d) the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of all Funded Indebtedness (other than capital leases) outstanding as of the close of business on the day immediately prior to the Closing Date, by wire transfer of immediately available funds to the account(s) designated by the holders of such Funded Indebtedness;

(e) the Purchaser shall deliver the Representative Holdback Amount to the Representative;

(f) each Stockholder shall deliver to the Purchaser one or more certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Letter of Transmittal, representing the number of shares of Company Stock held by such holder as of immediately prior to the Effective Time or affidavits of loss in form and substance reasonably satisfactory to Purchaser;

(g) the Company shall pay the Deferred Bonus Amount to each Optionholder who is owed a portion thereof as set forth on the Deferred Bonus Amount Schedule; and

(h) the Purchaser, the Merger Sub, the Company and the Representative (on behalf of the Stockholders and the Optionholders) shall make such other deliveries as are required by Article III hereof.

2.03 Adjustment to Closing Residual Cash Consideration.

(a) At least two (2) business days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a statement containing a good faith estimate of the Closing Residual Cash Consideration and the components thereof, together with reasonable supporting detail, and based on the Company’s books and records and other information then available.

(b) As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, the Purchaser shall in good faith prepare and deliver to the Representative (on behalf of the Stockholders and Optionholders) a statement (the “Purchaser Closing Statement”) indicating the Purchaser’s calculation of the Closing Residual Cash Consideration (the “Proposed Closing Residual Cash Consideration”) and the components thereof, together with reasonable supporting detail, which shall be prepared in accordance with GAAP.

(c) The Surviving Corporation and the Purchaser shall (i) permit the Representative and its representatives to have full access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Purchaser Closing Statement and the Purchaser’s calculation of the Proposed Closing Residual Cash Consideration and provide the Representative with copies thereof (such copies as reasonably requested by the Representative) and (ii) provide the Representative and its representatives full access to the Purchaser’s and the

Surviving Corporation’s employees and accountants as reasonably requested by the Representative (including, without limitation, making the Surviving Corporation’s chief financial officer and accountants available to respond to reasonable written or oral inquiries of the Representative or its representatives) to the extent reasonably necessary to complete their review of the Purchaser Closing Statement and the Purchaser’s calculation of the Proposed Closing Residual Cash Consideration. If the Representative disagrees with any part of the Purchaser’s calculation of the Proposed Closing Residual Cash Consideration as set forth on the Purchaser Closing Statement, the Representative shall, within sixty (60) days after the Representative’s receipt of the Purchaser Closing Statement, notify the Purchaser in writing of such disagreement by setting forth the Representative’s calculation of the Closing Residual Cash Consideration and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to the Purchaser within sixty (60) days after the Representative’s receipt of the Purchaser Closing Statement, then the Purchaser and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Residual Cash Consideration. In the event that the Purchaser and the Representative are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice, the Purchaser and the Representative shall promptly submit such remaining disagreements to a mutually acceptable accounting, valuation or consulting firm (other than any of the accounting firms known as members of the “Big Four”) as is reasonably acceptable to the Purchaser and the Representative (the “Auditor”). If the Representative does not deliver an Objection Notice to the Purchaser within sixty (60) days after the Representative’s receipt of the Purchaser Closing Statement, the Proposed Closing Residual Cash Consideration set forth in the Purchaser Closing Statement shall be deemed final.

(d) The Purchaser and the Representative shall use commercially reasonable efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the Closing Residual Cash Consideration as soon as practicable, but in any event shall direct the Auditor to render a determination within sixty (60) days after its retention. The Auditor shall consider only those items and amounts in the Purchaser’s and the Representative’s respective calculations of the Closing Residual Cash Consideration that are identified as being items and amounts to which the Purchaser and the Representative have been unable to agree. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor’s determination of the Closing Residual Cash Consideration shall be based solely on written materials submitted by the Purchaser and the Representative (i.e., not on independent review) and on the definition “Closing Residual Cash Consideration” and other definitions included herein. The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(e) The costs and expenses of the Auditor in determining the Closing Residual Cash Consideration shall be borne by the Purchaser, on the one hand, and the Representative (on behalf of the Stockholders and the Optionholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Purchaser claims the Closing Residual Cash Consideration Amount is $1,000.00 less than the amount determined by the Representative, and the Representative contests only $500.00 of the amount claimed by the Purchaser, and if the Auditor ultimately resolves the dispute by awarding the Purchaser $300.00 of the $500.00 contested, then the costs and expenses of the Auditor will be allocated 60% (i.e., 300 ÷ 500) to the Representative (on behalf of the Stockholders and Optionholders) and 40% (i.e., 200 ÷ 500) to the Purchaser. In connection with its determination of the Closing Residual Cash Consideration, the Auditor shall, pursuant to the terms of this subsection (e), also determine the allocation of its fees and expenses between the Purchaser and the Representative (on behalf of the Stockholders and the Optionholders), which such determination shall be conclusive and binding upon the parties hereto.

(f) Within five (5) business days after the Closing Residual Cash Consideration is finally determined pursuant to this Section 2.03:

(i) if the amount of the Closing Residual Cash Consideration as finally determined pursuant to this Section 2.03 is less than the amount of the Closing Residual Cash Consideration as set forth in the statement delivered by the Company pursuant to Section 2.03(a), the Representative shall pay the Purchaser an amount (the “Purchaser Adjustment Amount”) equal to such deficiency, provided that the Purchaser Adjustment Amount shall not exceed $3,500,000.00; and

(ii) if the amount of the Closing Residual Cash Consideration as finally determined pursuant to this Section 2.03 is greater than the amount of the Closing Residual Cash Consideration as set forth in the statement delivered by the Company pursuant to Section 2.03(a), the Purchaser and the Surviving Corporation shall be jointly and severally liable for the obligation to pay the Representative (on behalf of the Stockholders and Optionholders) an amount (the “Company Adjustment Amount”) equal to such excess, provided that the Company Adjustment Amount shall not exceed $3,500,000.00.

Any payment to be made pursuant to this Section 2.03(f) (the “Purchase Price Adjustments”) shall include interest on the excess or shortfall, as applicable, at a rate per annum equal to the prime rate of interest reported in The Wall Street Journal on the date of such payment, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment. All Purchase Price Adjustments, other than payments of stated interest, shall (x) be treated by all parties for tax purposes as adjustments to the Transaction Price and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser and the Representative.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s and the Merger Sub’s Obligations. The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions immediately prior to the Effective Time:

(a) The representations and warranties set forth in Article IV of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (without giving effect to any “material”, “materiality” or “Material Adverse Effect” qualification to such representations and warranties), except (i) to the extent that the failure of such representations and warranties to be true and correct individually or in the aggregate would not have, or reasonably be expected to have, a Material Adverse Effect, and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date);

(b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) All consents which are set forth on the attached Authorization Schedule and marked with an asterisk shall have been obtained and delivered to the Purchaser;

(d) No action or proceeding before any court or governmental body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Company shall have delivered to the Purchaser each of the following:

(i) a certificate of the Company, dated as of the Closing Date, stating that the preconditions specified in Sections 3.01(a) and 3.01(b), as they relate to the Company, have been satisfied;

(ii) a certificate signed by the Secretary of the Company, dated as of the Closing Date, certifying as to (A) the full force and effect of the articles of incorporation and bylaws (or equivalent governing documents) of each of the Company and its Subsidiaries attached to such certificates as exhibits, (B) the accuracy and full force and effect of resolutions adopted by the board of directors of the Company authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate, and (C) the names and signatures of the officers of the Company authorized to sign this Agreement;

(iii) a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby; and

(iv) written resignations of each of the directors of the Company and its Subsidiaries;

(f) The Articles of Merger shall have been duly filed with the Secretary of State of the State of Delaware;

(g) The Company shall have delivered a commitment letter from Sun Capital Partners III QP, LP to Purchaser in form and substance as set forth on Exhibit B (the “Sun Commitment Letter”);

(h) The Company shall have delivered to the Purchaser appropriate payoff letters or, in the case of (ii) below, invoices, from (i) the holders of Funded Indebtedness and shall have made arrangements reasonably satisfactory to the Purchaser for such holders of Funded Indebtedness to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing and (ii) all parties owed Transaction Expenses;

(i) No event, development, circumstance or occurrence shall have occurred, since the date of the Latest Balance Sheet that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect; and

(j) Each agreement listed on the Affiliated Transaction Schedule and marked with an asterisk shall have been terminated and the Company shall have provided the Purchaser with written evidence reasonably satisfactory to the Purchaser of such termination.

3.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions immediately prior to the Effective Time:

(a) The representations and warranties set forth in Article V of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b) The Purchaser and the Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) No action or proceeding before any court or governmental body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(d) The Purchaser shall have delivered to the Representative (on behalf of the Stockholders and the Optionholders) a certificate, dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a) and 3.02(b) have been satisfied;

(e) The Purchaser shall have delivered to the Representative (on behalf of the Stockholders and Optionholders) a certificate signed by the Secretary of the Purchaser certifying as to (i) the full force and effect of the certificate of incorporation and bylaws (or equivalent governing documents) of the Purchaser attached to such certificate as exhibits, (ii) the accuracy and full force and effect of resolutions adopted by the board of directors of the Purchaser regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate, and (iii) the names and signatures of the officers of the Purchaser authorized to sign this Agreement;

(f) The Purchaser shall have delivered to the Representative (on behalf of the Stockholders and Optionholders) a certificate signed by the Secretary of the Merger Sub certifying as to (i) the full force and effect of the articles of incorporation and bylaws of the

Merger Sub attached to such certificate as exhibits, (ii) the accuracy and full force and effect of resolutions adopted by the board of directors of the Merger Sub and the stockholders of the Merger Sub regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate, and (iii) the names and signatures of the officers of the Merger Sub authorized to sign this Agreement; and

(g) The Articles of Merger shall have been duly filed with the Secretary of State of the State of Delaware.

3.03 Conditions to All Parties’ Obligations. The obligation of each of the Company, the Purchaser and Merger Sub to consummate the Merger is subject to the satisfaction of the following conditions as of immediately prior to the Effective Time:

(a) The applicable waiting periods under the HSR Act shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule shall have been made and obtained; and

(b) This Agreement shall not have been terminated in accordance with Section 8.01.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article IV are correct and complete, except as set forth in the schedules accompanying this Article IV (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Article IV; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent that the applicability of the information disclosed in such section is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

4.01 Organization and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under Delaware Law, and the Company and each of its Subsidiaries has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. Each of the Company and each of its Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has previously made available to the Purchaser true and complete copies of the governing documents of the Company and each of its Subsidiaries, in each case, as currently in effect.

4.02 Subsidiaries. The attached Subsidiary Schedule sets forth a true and complete list of each Subsidiary of the Company. Except as set forth on the attached Subsidiary Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. All of the outstanding capital stock of, or other ownership interests in, each of the Company’s Subsidiaries is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company or any of its Subsidiaries), restrictions on transfer, Taxes or Liens. There are no outstanding options, warrants, scrips, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or securities containing any equity features of any Subsidiary of the Company, or contracts, commitments, understandings or arrangements, by which any Subsidiary of the Company is or may become bound to issue additional shares of its capital stock or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of any Subsidiary of the Company.

4.03 Authorization; No Breach. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not conflict with or result in any breach of, require any notice under or result in any violation of the provisions of the Company’s or any of its Subsidiaries’ articles of incorporation or bylaws. Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of, require any notice under, constitute a material default under, result in a material violation of, result in the right of termination under, result in the creation of any Lien upon any material assets of the Company or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, any material indenture, mortgage, lease, loan agreement or other agreement set forth on the attached Contracts Schedule, or any Law to which the Company or any of its Subsidiaries is subject. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights or to general principles of equity.

4.04 Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 1,200,000 shares of Voting Common Stock, of which 925,665 shares are issued and outstanding and are held of record as indicated on the attached Stockholders Schedule, (ii) 1,700,000 shares of Non-Voting Common Stock, of which 74,835 shares are issued and outstanding and are held of record as indicated on the attached Stockholders Schedule and 76,500 are issuable upon exercise of outstanding Options and are held of record as indicated

on the Stockholders Schedule, and (iii) 100,000 shares of the Company’s preferred stock, par value $0.01 per share, of which zero (0) shares are issued or outstanding. All of the outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as set forth in the first sentence of this Section 4.04, there are no outstanding options, warrants, scrips, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or securities containing any equity features of the Company, or contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional shares of its capital stock or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.

4.05 Financial Statements. The attached Financial Statements Schedule consists of: (a) the Company’s unaudited consolidated balance sheet as of June 30, 2005 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the six-month period then ended (the “Unaudited Financial Statements”), (b) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2004 (the “2004 Audited Financial Statements”), and (c) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2003 (collectively with the Unaudited Financial Statements and the 2004 Audited Financial Statements, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in conformity and in accordance with GAAP, consistently applied throughout the periods covered thereby, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the Unaudited Financial Statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

4.06 Absence of Certain Developments. Except as set forth on the attached Developments Schedule, since December 31, 2004, there has been no change, effect, circumstance, development, event or occurrence which has had or would, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect. Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since December 31, 2004, neither the Company nor any of its Subsidiaries has engaged in any material transaction that was not in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since December 31, 2004, neither the Company nor any of its Subsidiaries has:

(a) amended or modified its articles of incorporation or bylaws;

(b) issued, redeemed, repurchased or sold any of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitment of any kind with respect to its capital stock;

(c) (i) entered into, amended or modified any employment agreement, deferred compensation or other similar agreement which provides for annual base compensation in excess of $85,000.00, (ii) increased compensation, bonus or other benefits payable to Employees (including without limitation payments or benefits under any existing severance or termination pay policies or Employee Agreements), in the case of (ii), other than in the ordinary course of business consistent with past practice or required pursuant to any collective bargaining agreement or other contract;

(d) entered into any contract or other agreement with any labor union;

(e) declared, set aside, paid or made any distribution or payment to its stockholders with respect to its capital stock;

(f) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(g) made any change in its accounting methods, principles or practices, other than such changes required by a change in GAAP, or changed the independent public accountants of the Company and its Subsidiaries;

(h) made any loan or advance to any of its officers, directors, employees or consultants (other than in the ordinary course of business consistent with past practice) or made any other loan or advance;

(i) made any commitment to pay severance, change in control or termination pay or benefits to any of its officers, directors, employees or consultants;

(j) made any capital expenditures in excess of $200,000.00 in any one case or $1,000,000.00 in the aggregate;

(k) incurred any indebtedness for borrowed money (other than indebtedness that will be Funded Indebtedness at the time of Closing) or entered into any guarantee with respect to any indebtedness for borrowed money;

(l) made any acquisition of an equity interest in, or all or any material part of the assets, properties, or business of any other Person, other than purchases of inventory in the ordinary course of business consistent with past practice;

(m) sold, assigned, licensed, transferred, leased or otherwise disposed of material assets except for the sale of inventory in the ordinary course of business consistent with past practice;

(n) changed any method of Tax accounting, made or changed any Tax election, filed any Tax Return other than in a manner consistent with past practice, filed any material amended Tax Return or material claim for Tax refund, filed any ruling request or entered into any closing agreement or similar agreement with respect to Taxes or settled any audit, examination or other claim for Taxes; or

(o) committed to do any of the foregoing.

4.07 Title to Properties.

(a) The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material personal property used by them in the conduct of their business, free and clear of all Liens, except as set forth on the Permitted Liens Schedule and Liens that will be terminated prior to the Closing. Each such item of material personal property is in operable condition and repair, subject to normal wear and tear.

(b) The attached Leased Real Property Schedule contains a list of all real property leased by the Company and its Subsidiaries (the “Leased Real Property”). The Company has delivered to Purchaser a true and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a “Lease”). Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it; (ii) there are no existing material defaults thereunder by the Company or its Subsidiaries (as applicable) or, to the Company’s knowledge, the lessor thereof; (iii) to the Company’s knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any party; (iv) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any material respect; and (v) to the Company’s knowledge, no security deposit or portion thereof deposited under such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

(c) Except as set forth on the attached Owned Real Property Schedule, neither the Company nor any of its Subsidiaries owns any real property. With respect to each parcel of real property listed on the Owned Real Property Schedule:

(i) either the Company or a Subsidiary of the Company owns good and marketable title to such parcel of real property, free and clear of all Liens, other than (A) real estate Taxes and installments of special assessments not yet delinquent, (B) easements, covenants, conditions and restrictions of record, (C) utility easements, building restrictions, zoning restrictions and other easements and restrictions which are not violated by existing usage of and improvements on such property, (D) matters which would be disclosed by an accurate survey of each parcel of real property, (E) public roads and highways, (F) other encumbrances and exceptions set forth on the Owned Real Property Schedule, and (G) Permitted Liens;

(ii) the Company or a Subsidiary of the Company is in possession of, each parcel of real property listed on the Owned Real Property Schedule, and there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of such parcel of real property;

(iii) there are no outstanding options or rights of first refusal to purchase such parcel of real property, any portion thereof or interest therein;

(iv) none of the Company or its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Company and its Subsidiaries;

(v) neither the Company nor any Subsidiary has received notice of any pending or threatened condemnation, eminent domain or similar proceedings, or to the Company’s knowledge are any such proceedings threatened or contemplated; and

(vi) all improvements and buildings on each Owned Real Property are in adequate condition and repair (ordinary wear and tear excepted) for the operation of the business of the Company and/or its Subsidiaries as and to the extent presently conducted thereon.

4.08 Tax Matters. The Company and its Subsidiaries have filed all Tax Returns which are required to be filed by them. Except as set forth on the attached Taxes Schedule, (i) all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been fully paid or properly accrued; (ii) all such Tax Returns are true, complete and correct in all respects; (iii) all Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued; (iv) no deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority against the Company; (v) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is still in effect; (vi) there are no ongoing or pending Tax audits by any taxing authority against the Company or any of its Subsidiaries; (vii) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or is a member of any group of companies filing a consolidated, combined or unitary Tax return; (viii) neither the Company nor any its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (ix) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign income Tax law); (x) no Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns has made a claim, assertion in writing or to the knowledge of the Company a threat that the Company or any of its Subsidiaries is or may be subject to Tax in such jurisdiction; (xi) there are no tax rulings, requests for rulings, or closing agreements relating to the Company or any of its Subsidiaries which could affect the liability for Taxes of the Company or any of its Subsidiaries for any period (or portion of a period) ending after the Closing; (xii) neither the Company nor any of its Subsidiaries has agreed, or is required to include in income in any taxable period ending after the Closing Date any adjustment pursuant to Section 481(a) of the Code (or analogous provision of foreign, state, or local law) by reason of a change in accounting method or otherwise, nor has the IRS (or other taxing authority) proposed in writing any such change in accounting method; (xiii) neither the Company nor any of its

Subsidiaries has agreed or is required to include in income any adjustment pursuant to Section 482 of the Code (or analogous provisions of foreign, state or local law) which could affect the liability for Taxes of the Company or any of its Subsidiaries for any period (or portion of a period) ending after the Closing Date, and (xiv) the Company has made available to Purchaser true, complete and correct copies of all Tax Returns filed since December 31, 2000.

4.09 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 4.13 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $85,000.00 per annum; (v) agreement or indenture relating to the lending or borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000.00; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000.00; (ix) contract or group of related contracts with the same party requiring annual expenditures by the Company or any of its Subsidiaries in excess of $250,000.00, other than agreements which are terminable at will by either party upon less than 90-days notice; (x) contract or group of related contracts with the same party for the sale of products or services which have consideration in excess of $250,000.00, other than agreements which are terminable at will by either party upon less than 90-days notice; (xi) contract which prohibits the Company or any of its Subsidiaries from freely engaging in business or competing with any Person in any product line or business, or operating, anywhere in the world; (xii) contracts relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries; (xiii) agreements affecting the Company’s or any of its Subsidiaries’ ownership of or ability to use or disclose any material Intellectual Property; (xiv) partnership agreement and joint venture agreement relating to the Company or any of its Subsidiaries; (xv) contract for the acquisition or sale of a business, line of products, Subsidiary or the Company, whether through the purchase or sale of stock, assets or otherwise; and (xvi) agreement, arrangement, understanding or commitment to do any of the foregoing described in this Section 4.09(a).

(b) Each of the contracts listed on the Contracts Schedule is a valid and binding agreement of the Company or a Subsidiary of the Company and is in full force and effect, neither the Company nor any of its Subsidiaries (as applicable) is in material default under any contract listed on the Contracts Schedule, and, to the knowledge of the Company, the other party to each of the contracts listed on the Contracts Schedule in not in material default thereunder.

(c) The Company has made available to the Purchaser true and complete copies of all contracts listed on the Contracts Schedule, including amendments thereto.

4.10 Intellectual Property. All registered trademarks and applications to register trademarks and Internet domain names, patents and patent applications, copyrights registered after December 31, 1977, and all material unregistered trademarks owned by the Company or any of its Subsidiaries and included in the Company Intellectual Property are set forth on the attached Intellectual Property Schedule and all such items are in good standing and in full force and effect and owned in the name of the Company or one of its Subsidiaries. Except as set forth on the Intellectual Property Schedule: (i) each of the Company and its Subsidiaries owns or has the valid right to use all of the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and the consummation of the transactions contemplated hereby will not alter or impair any such rights; (ii) neither the Company nor any of its Subsidiaries has received any written claims, demand, order or proceeding within the past twelve (12) months that the Company or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of any other Person (including any claims that the Company or any Subsidiary must license or refrain from using any Intellectual Property of any other Person; (iii) to the Company’s knowledge, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of any other Person; (iv) to the Company’s knowledge, there is no infringement, misappropriation or such other conflict by any other Person of the Company Intellectual Property; (v) the Company and its Subsidiaries have taken all commercially reasonable steps to maintain and preserve the Company Intellectual Property that is necessary for the operation of the business, including, without limitation, entering into confidentiality/non-disclosure agreements with all third parties to whom it discloses any confidential information or trade secrets that are included in such Company Intellectual Property; (vi) the Company and its Subsidiaries have obtained valid and effective work made for hire agreements and assignments from all of their respective employees and independent contractors deemed by the Company or any of its Subsidiaries to have access to any confidential information or trade secrets included in the Company Intellectual Property of all such individuals’ rights in any such Company Intellectual Property that is necessary for the operation of, the business; and (vii) the Company and its Subsidiaries own all material Company Intellectual Property that has been created, reduced to practice, authored, conceived, or developed by their respective employees, former employees, independent contractors and former independent contractors.

4.11 Litigation. Except as set forth on the attached Litigation Schedule, there are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or governmental body.

4.12 Governmental Consents, etc. Except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and except as set forth on the attached Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

4.13 Employee Benefit Plans.

(a) Except as listed on the attached Employee Benefits Schedule, neither the Company nor any of its Subsidiaries maintains or contributes or is required to contribute to or has any liability with respect to any Benefit Plans or Employee Agreements. Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has either received a favorable determination letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company does not have any knowledge of any facts or circumstances that would jeopardize the qualification of such Pension Plan. The Company Benefit Plans have been established and maintained in accordance with their terms and comply in form and in operation in all material respects with the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and other applicable laws.

(b) The Company has provided or made available to Purchaser (i) current, accurate and complete copies of all documents embodying or relating to each Company Benefit Plan and each Employee Agreement, including all amendments thereto, written interpretations thereof, side letters of understanding and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (v) the most recent determination letter received from the IRS, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets, if any; (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and (viii) all material communications to any Employee or Employees relating to each Company Benefit Plan.

(c) With respect to the Company Benefit Plans, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits, audits, investigations or claims pending or, to the Company’s knowledge, threatened, other than routine claims for benefits, (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iv) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any Company Benefit Plan participant have been timely filed or distributed.

(d) Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, have any of their respective directors, officers, employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, or ERISA Affiliate committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law or engaged in any transaction with respect to any Benefit Plan which would subject the Purchaser, the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law or to the imposition of any tax or civil penalty under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA, which has not been satisfied in full.

(e) No Company Benefit Plan which is a Pension Plan subject to Section 302 of ERISA or Section 412 of the Code, has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived and each such Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code.

(f) Neither the Company nor any of its Subsidiaries has communicated (whether orally or in writing) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Benefit Plans beyond those reflected in such plans or (ii) the adoption or creation of any new Benefit Plan.

(g) Neither the Company, nor any of its Subsidiaries (i) contributes to nor has any liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) has entered into any agreement that would trigger multiemployer plan liability under Section 4201 of ERISA.

(h) Except as set forth on the Employee Benefits Schedule, none of the Welfare Plans obligates the Company or its Subsidiaries to provide an Employee (or any dependent thereof) nor triggers any liability under any life insurance or medical or health benefits after their termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law.

(i) Each Company Benefit Plan (other than any Employee Agreement), except as may otherwise be restricted by the terms of any applicable collective bargaining agreement, can be amended, terminated or otherwise discontinued without liability to the Company and any of its Subsidiaries.

(j) No steps have been taken to terminate any Pension Plan now maintained or contributed to, no termination of any Pension Plan has occurred pursuant to which all liabilities have not been satisfied in full, no liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries which has not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company or its Subsidiaries incurring a liability under Title IV of ERISA or could constitute grounds for terminating any Pension Plan subject to Title IV of ERISA. No reportable event, within the meaning of Section 4043(c) of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Pension Plan.

(k) Except as set forth on the Employee Benefits Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will result in any payment (whether of severance pay, “stay” or transaction bonus, or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(l) The Company has no liability, contingent or otherwise, to, or with respect to, any Benefit Plan or Employee Agreement (other than the Company Benefit Plans which are listed on the Employee Benefits Schedule), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by any ERISA Affiliate.

4.14 Insurance. The attached Insurance Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel. Neither the Company nor any of its Subsidiaries is in default with respect to any provision contained in any insurance policy and has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion. All such policies are in full force and effect, there is no claim pending under any such policy as to which coverage has been denied or disputed by the underwriters of such policies, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, and the Company and its Subsidiaries are in compliance in all material respects with the terms of such policies.

4.15 Environmental Matters. Except as set forth on the attached Environmental Matters Schedule:

(a) The Company and its Subsidiaries are, and since May 23, 2003 have been (except for matters that have been fully resolved), in material compliance with all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has received written notice from any governmental authority or any other third party regarding any actual or alleged material violation of or liability or material investigatory, corrective or remedial obligation under any Environmental Law the subject matter of which remains unresolved.

(c) Neither the Company nor any of its Subsidiaries is subject to any pending, or, to the Company’s knowledge, threatened, written (or material verbal) claim, order, directive or complaint, or any judicial or administrative investigation or proceeding asserting a violation or liability or investigatory, corrective or remedial obligation under any Environmental Law.

(d) The Company and its Subsidiaries have obtained and are in material compliance with all permits, licenses, authorizations, registrations and other governmental consents required under Environmental Laws for its operation at and occupancy of Facilities (“Environmental Permits”), and have made all appropriate filings for issuance or renewal of such Environmental Permits.

(e) (i) There is no contamination of soil, groundwater, surface water, sediment or building material at, on, under, within or migrating from the Facilities, and (ii) the Company and its Subsidiaries have not caused, and to the Company’s knowledge, there have been no releases or threatened releases of Hazardous Materials, at, on, under, within or migrating from the Facilities or, to the Company’s knowledge, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries (or any of their predecessors); in each case, that would be reasonably likely to require remedial action or result in liability to the Company or any of its Subsidiaries.

(f) To the Company’s knowledge, there are no pending or proposed Environmental Laws that would be reasonably likely to require significant capital expenditures in order to maintain compliance by the Company or any of its Subsidiaries with such Environmental Laws.

(g) Neither the Company nor any of its Subsidiaries (nor, to the Company’s knowledge, any of their predecessors) have used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location in a manner that has given or is reasonably expected to give rise to material liabilities pursuant to any Environmental Laws.

(h) The Company has delivered to Purchaser true and complete copies and results of all environmental site assessments and audits and any other material reports, studies, analyses, tests, or monitoring possessed by or reasonably available to the Company or any of its Subsidiaries pertaining to Environmental Matters in connection with the operations of the Company or any of its Subsidiaries (or any of their predecessors) or the Facilities.

This Section 4.15 contains the sole and exclusive representations and warranties of the Company with respect to any Environmental Matter.

4.16 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director or Affiliate of the Company or its Subsidiaries or of any Stockholder or Optionholder is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any material property used by the Company or its Subsidiaries.

4.17 Brokerage. Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or, to the Company’s knowledge, on behalf of any Stockholder or Optionholder.

4.18 Permits; Compliance with Laws. Except as set forth on the attached Compliance with Laws Schedule:

(a) Each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations and authorizations required by them in connection with the conduct of their business under all federal, state and local Laws.

(b) The Company and its Subsidiaries are in compliance, in all material respects, with all applicable orders, writs, injunctions and decrees of any court or any governmental instrumentality having jurisdiction over them, and neither the Company nor any of its Subsidiaries has, within the last twelve (12) months, received any written notice of any action or proceeding against it alleging any failure to comply with any such orders, writs, injunctions or decrees.

4.19 Employees. The attached Employees Schedule lists all of the directors, officers and employees of the Company and its Subsidiaries with annual base compensation in excess of $85,000.00 (the “Covered Employees”). Since December 31, 2004, there has not been any material change in the compensation of the Covered Employees. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or issued any notification of a plant closing or mass layoff required by WARN.

4.20 Bank Accounts. The attached Bank Accounts Schedule set forth all of the bank accounts of the Company and its Subsidiaries, together with the authorized signatories for such accounts.

4.21 No Undisclosed Liabilities. Except as set forth in the Liabilities Schedule, and for the liabilities and obligations (a) for which adequate reserves have been recorded on the Latest Balance Sheet, or which are reflected in the footnotes thereto and for which reserves are not required under GAAP, or (b) incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations, whether absolute or contingent, matured or unmatured, or otherwise.

4.22 Customers and Suppliers. The Customers and Suppliers Schedule sets forth (a) a list of the ten (10) customers with the highest dollar amount of purchases or services of the Company and its Subsidiaries, taken as a whole, during the last twelve months (each, a “Major Customer”) and (b) a list of the ten (10) largest suppliers to the Company and its Subsidiaries, taken as a whole, during the last twelve months (each, a “Major Supplier”). Except as set forth on the Customers and Suppliers Schedule, no Major Customer or Major Supplier has during the last twelve months materially decreased or limited, or to the Company’s knowledge threatened to materially decrease or limit, its provision or receipt of services or supplies to or from the Company or any of its Subsidiaries. Except as set forth on the Customers and Suppliers Schedule, no termination, cancellation, or limitation of, or any material modification or change in, the business relationships (including product pricing and payment terms) of the Company or any of its Subsidiaries has occurred or, to the Company’s knowledge, is threatened with any Major Customer or Major Supplier.

4.23 Product Warranty and Product Liability. To the Company’s knowledge, there is no (a) notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any governmental authority relating to any product manufactured by the Company for sale to third parties, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Company or any of its Subsidiaries (“Product”), or (b) claim or lawsuit involving a Product which is pending or threatened, by any Person, which would reasonably be expected to result in a Material Adverse Effect. There has not been, nor is there expected to be, by the Company or any of its Subsidiaries, any Product recall or post-sale warning conducted by or on behalf of the Company or any of its Subsidiaries concerning any Product. All Products complied and comply in all material respects with applicable specifications, government safety standards and laws, and are or when sold were substantially free from contamination, deficiencies or defects.

4.24 Labor. No work stoppage or labor strike against the Company, or any of its Subsidiaries by Employees is pending or, to the Company’s knowledge, threatened. Neither the Company, nor any of its Subsidiaries (a) is involved in or, to the Company’s knowledge, threatened with any strike, walkout, slowdown, material grievance or other material labor dispute or any other litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (b) has engaged in any material unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (c) except as set forth on the Labor Schedule, is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Seller or any of its affiliates. Except as set forth on the Labor Schedule, no Employees are currently represented by any labor union for purposes of collective bargaining and, to the Company’s knowledge, no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing or have resulted in any petition for a representation election filed with the National Labor Relations Board in the past three months.

4.25 Purchase and Sale Agreements. No claims for indemnification under any agreements listed on the Purchase and Sale Agreements Schedule have been made, are pending or are threatened by the Company or any of its Subsidiaries and, to the Company’s knowledge, no claims for indemnification have been made, are pending, or are threatened, by any counterparties thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and the Merger Sub represent and warrant to the Stockholders (including the Representative), the Optionholders and the Company that:

5.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in active status under Delaware Law, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Company and the Representative, this Agreement constitutes a valid and binding obligation of the Purchaser and the Merger Sub, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights or to general principles of equity.

5.03 No Violation. Neither the Purchaser nor the Merger Sub is subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement.

5.04 Governmental Authorities; Consents. Except for the requirements of the HSR Act, neither the Purchaser nor the Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened against or affecting the Purchaser or the Merger Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub, except for parties whose fees and expenses will be paid by the Purchaser in accordance with the Purchaser’s agreement with such parties.

5.07 Investment Representation. The Purchaser is acquiring the Company Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.

5.08 Financing. The Purchaser and its Affiliates and the Merger Sub will have at the Closing sufficient immediately available funds to pay the full Transaction Price and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of the Business.

(a) Except as set forth on the Conduct of the Business Schedule, from the date hereof until the Effective Time, the Company shall conduct its and its Subsidiaries’ business in the ordinary course of business consistent with past practice. Consistent with the foregoing, the Company shall, and shall cause it Subsidiaries to, (i) keep and maintain the assets of the Company and its Subsidiaries in good operating condition and repair, ordinary wear and tear excepted, (ii) use commercially reasonable efforts consistent with past practice to (A) preserve the goodwill of and existing relationships with the suppliers, contractors, licensors, employees, customers and others having business relations with the Company or any of its Subsidiaries, (B) use commercially reasonable efforts to retain the services of its key employees and (C) perform in all material respects its obligations under the contracts listed on the Contracts Schedule.

(b) From the date hereof until the Effective Time, except as otherwise contemplated by this Agreement or consented to in writing by the Purchaser, the Company shall not, and shall not permit its Subsidiaries to: (i) issue, sell, pledge, dispose or deliver, or agree to issue, sell, pledge, dispose of or deliver any shares of its or any of its Subsidiaries’ capital stock (other than with respect to the exercise of Options outstanding as of the date hereof) or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its or any of its Subsidiaries’ capital stock; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (iii) amend its or any of its Subsidiaries’ articles of incorporation or bylaws; or (iv) except pursuant to any agreement existing as of the date hereof concerning the purchase of any shares of Company Stock or any Options, make any redemption or purchase of any shares of its or any of its Subsidiaries’ capital stock; (v) enter into, adopt or amend any employment, severance, change in control, retention, special pay arrangement with respect to termination of employment or other similar plans or arrangements with or for the benefit of any Employees of the Company or its Subsidiaries, except (with respect to each of the foregoing in this subsection (v)) to the extent such payments would be Transaction Expenses (it being understood that prior to entering into any such arrangement, the Company and its Subsidiaries shall notify the Purchaser that it intends to enter into such an arrangement); (vi) increase the salary, incentive compensation or benefits of any Employee of the Company or its Subsidiaries except, (A) for annual merit increases or non-material increases in benefits in the ordinary course of business consistent with past practice of Employees of the Company or its Subsidiaries and (B) as required by Applicable Law or any Collective Bargaining Agreements; (vii) adopt, enter into or amend or commit themselves to adopt, enter into or amend any Company Benefit Plan or Employee Agreement except for amendments required by Applicable Law or any Collective Bargaining Agreements; (viii) make or rescind any express or deemed election relating to Taxes, make any material change to the accounting methods (including Tax accounting methods), principles or practices, except as may be required by GAAP (in which case, the Company will promptly notify the Purchaser), settle or compromise any material Tax Liability or agree to a waiver or extension of a statute of limitations with respect to the assessment or determination of Taxes; (ix) file or cause to be filed any amended material Tax Return or file or cause to be filed any material claim for refund of

Taxes paid; (x) make any distributions or other payments of any Cash after the close of business on the day immediately prior to the Closing Date; (xi) incur any Funded Indebtedness other than Funded Indebtedness outstanding as of the close of business on the day immediately prior to the Closing Date; (xii) enter into any contract or other agreement with any labor union; (xiii) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization; (xiv) make any loan or advance to any of its officers, directors, employees or consultants (other than in the ordinary course of business consistent with past practice) or make any other loan or advance; (xv) make any acquisition of an equity interest in, or all or any material part of the assets, properties, or business or any other Person, other than purchases of inventory in the ordinary course of business consistent with past practice; (xvi) sell, assign, license, transfer, lease or otherwise dispose of material assets except for the sale of inventory in the ordinary course of business consistent with past practice; or (xvii) take or agree to take any action that would reasonably be expected to prevent the satisfaction of any condition to closing set forth in Article III.

6.02 Access to Books and Records. From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with full access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided that such access does not unreasonably interfere with the normal operations of the Company; provided further that all requests for access shall be directed to Goldsmith, Agio, Helms & Lynner, LLC or such other person as the Company may designate from time to time.

6.03 Regulatory Filings; Consents. The Company shall make or cause to be made all filings and submissions under any material Laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing. Without limiting the generality of the foregoing, the Company shall file promptly after the date hereof all required Notification and Report Forms and related material that it is required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. Each of the Company and its Subsidiaries shall use commercially reasonable efforts to obtain the consents listed on the Authorization Schedule.

6.04 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the other conditions set forth in Article III (other than those to be satisfied at the Closing); provided that neither the Company nor the Representative shall be required to expend any funds to obtain any third party or governmental consents required under Section 3.01(c) or Section 3.03(a).

6.05 Exclusive Dealing. Except in connection with any exercise of Options or pursuant to any agreement existing as of the date hereof concerning the purchase of any shares of Company Stock or any Options, during the period from the date of this Agreement through the

Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall not take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates) concerning any purchase of the shares of Company Stock or any merger, sale of substantial assets or similar transaction involving the Company or any of its Subsidiaries (other than assets sold in the ordinary course of business consistent with past practice).

6.06 Notification; Appraisal Rights Notice.

(a) From the date hereof until the Closing, the Company shall disclose to the Purchaser in writing any material variances from the representations and warranties contained in Article IV promptly upon discovery thereof.

(b) As soon as practicable and in any event no later than three (3) business days after the date of this Agreement, the Company shall prepare and mail to all holders of Company Stock who have not consented to the transactions contemplated hereby a notice in accordance with Section 262(d)(2) of the DGCL, notifying such holders of the approval of the Merger and the transactions contemplated hereby and that appraisal rights are available. The Company will promptly notify the Purchaser in the event that any Stockholder demands appraisal of its Company Stock.

6.07 Tail Insurance. Prior to the Closing Date, the Company shall purchase a single tail insurance policy covering each Person currently covered by the Company’s or any of its Subsidiary’s “directors and officers” insurance policies, with respect to matters or circumstances occurring at or prior to the Closing Date. All amounts paid or payable by the Company pursuant to this section shall be treated as a Transaction Expenses for purposes of this Agreement.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Surviving Corporation to, provide the Stockholders (including the Representative), the Optionholders and their agents, at the expense of such Stockholders or Optionholders (as applicable (solely to the extent that the Surviving Corporation incurs reasonable out of pocket expenses)) with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Surviving Corporation and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of the Purchaser, the Surviving Corporation, and their Affiliates for purposes of better understanding such books and records. Unless otherwise consented to in writing by the Representative, neither the Purchaser nor the Surviving Corporation shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof which the Purchaser or the Surviving Corporation may intend to destroy, alter or dispose of.

7.02 Notification. From the date hereof until the Closing Date, the Purchaser shall disclose to the Company and the Representative in writing any material variances from the representations and warranties contained in Article V promptly upon discovery thereof, and the Purchaser shall promptly notify the Company and the Representative if the Purchaser obtains knowledge that any representation and/or warranty of the Company in this Agreement or the attached Disclosure Schedules is not true and correct in all material respects, or if the Purchaser obtains knowledge of any material errors in, or omissions from, any Schedule to this Agreement.

7.03 Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries to, amend, repeal or otherwise modify any provision in the Surviving Corporation’s or any of the Surviving Corporation’s Subsidiaries’ articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers and/or directors (unless required by Law), it being the intent of the parties that the current and former officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.

7.04 Employment and Benefit Arrangements.

(a) From and after the Effective Time, for a period of not less than one (1) year, the Purchaser shall cause the Surviving Corporation to provide all of the employees of the Company employed as of the Effective Time (the “Continuing Employees”), pension and welfare benefits (but not equity-based compensation) that are in the aggregate, either, (i) not less favorable than those provided to them by the Company or its Subsidiaries immediately before the Effective Time or (ii) not less favorable than the pension and welfare benefits (but not cash incentive or equity based compensation) provided to similarly situated employees of the Purchaser, in the Purchaser’s sole discretion. For purposes under the plans, programs and arrangements of the Purchaser relating to pension and welfare benefits (but not cash incentive or equity based compensation (each, a “Purchaser Benefit Plan”), each Continuing Employee shall be credited with all years of service for which such Continuing Employee was credited before the Effective Time under any comparable Benefit Plans for purposes of eligibility and vesting (but not for the purpose of benefit accrual or any early retirement subsidies). In addition, and without limiting the generality of the foregoing, the Purchaser shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which the Merger occurs.

(b) Purchaser and Merger Sub (on behalf of itself and the Surviving Corporation) hereby covenant that (i) neither Purchaser nor the Surviving Corporation shall amend, alter or terminate the Year End Performance Bonus Program in a manner adverse to the participants in such program, and (ii) the Surviving Corporation shall pay bonuses to management in December 2005 (or at such other time as Purchaser customarily pays bonuses to its employees) in amounts that at a minimum correspond with those set forth by the Year End

Performance Bonus Program. In the event any participant in the Year End Performance Bonus Program is terminated from employment prior to December 31, 2005, other than for cause, such participant shall be entitled to receive a pro rata share of the bonus that such participant would have otherwise been entitled to receive had such participant’s employment not been terminated prior to December 31, 2005, but only if the program’s applicable EBITDA target is met and the critical operating tasks established for such participant (as agreed to between the applicable participant and his/her supervisor) have been met. The determination regarding such participant’s eligibility for a pro rata share of his or her bonus and payment of such bonus, if any, shall be made at the same time as the determination and payment with respect to all other participants in the program are made.

(c) Notwithstanding anything to the contrary, Continuing Employees shall not be considered third-party beneficiaries under this Agreement.

7.05 Regulatory Filings. The Purchaser shall make or cause to be made all filings and submissions under any material Laws or regulations applicable to the Purchaser for the consummation of the transactions contemplated herein. The Purchaser shall coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing. Without limiting the generality of the foregoing, the Purchaser shall file promptly after the date hereof all Notification and Report Forms and related material that it is required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and the Purchaser shall be responsible for all filing fees under the HSR Act. The Purchaser will (i) supply promptly any additional information and documentary material that may be required in connection with such filings, (ii) use commercially reasonable efforts to obtain early termination (if available and agreed to by the Company) of any applicable waiting periods, (iii) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and (iv) take all reasonable actions necessary to obtain all required clearances.

7.06 Conditions. The Purchaser shall use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon reasonably possible after the satisfaction of the other conditions set forth in Article III (other than those to be satisfied at the Closing).

7.07 Contact with Business Relations. The Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, employee, franchisee, customer, supplier, distributor or other material business relation of the Company with respect to the Company prior to the Closing without the prior consent of the Company.

7.08 Continuing Confidentiality. The Purchaser agrees and acknowledges that prior to the Closing it remains bound by that certain Confidentiality Agreement, dated as of April 27, 2005, by and between Aleris International, Inc. and Goldsmith, Agio, Helms & Lynner LLC, as representative of ALSCO Metals Corporation and its subsidiaries (the “Confidentiality Agreement”) and that it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s Representatives. The parties agree that the Confidentiality Agreement shall terminate and be of no further force and effect as of the Closing.

7.09 Conduct of Business. From the date hereof until the Effective Time, except as otherwise contemplated by this Agreement or consented to in writing by the Representative or the Company, the Purchaser shall not, and shall not permit its Subsidiaries to, take or agree to take any action that would reasonably be expected to prevent the satisfaction of any condition to closing set forth in Article III.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows and in no other manner:

(a) by mutual written consent of the Purchaser and the Merger Sub, on the one hand, and the Company, on the other hand;

(b) upon the issuance by a court of competent jurisdiction or other governmental body of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or any other action shall have become final and non-appealable;

(c) by the Purchaser and the Merger Sub on the one hand, or by the Company, on the other hand, if the Closing shall not have occurred on or before November 7, 2005 (the “Termination Date”), or such later date as may have been agreed upon by the parties hereto; provided, however, that no termination may be made under this provision if the failure to close shall be caused by the action or inaction of the terminating party;

(d) by the Purchaser and the Merger Sub, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 3.01(a) and 3.01(b) hereof could not be satisfied; provided, however, that, prior to the Termination Date, if such breach is curable by the Stockholders, the Optionholders or the Company through the exercise of commercially reasonable efforts and for so long as the Stockholders or the Company continues to exercise such commercially reasonable efforts, the Purchaser and the Merger Sub may not terminate this Agreement under this Section 8.01(d); or

(e) by the Representative and the Company, upon a breach of any covenant or agreement on the part of the Purchaser or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Purchaser or the Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 3.02(a) and 3.02(b) hereof would not be satisfied; provided, however, that, prior to the Termination Date, if such breach is curable by the Purchaser and the Merger Sub through the exercise of commercially reasonable efforts and for so long as the Purchaser and the Merger Sub continue to exercise such reasonable commercially efforts, the Representative and the Company may not terminate this Agreement under this Section 8.01(e).

8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and have no effect without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party thereto of any liability for damages resulting from any willful breach by such party of this Agreement.

ARTICLE IX

ADDITIONAL AGREEMENTS AND COVENANTS

9.01 Acknowledgment by the Purchaser.

(a) Each of the Purchaser and the Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser and the Merger Sub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the attached Disclosure Schedules. The representations and warranties by the Company expressly and specifically set forth in this Agreement and the representations of the Stockholders (including the Representative) expressly and specifically set forth in the Letter of Transmittal constitute the sole and exclusive representations and warranties of any of the Company, the Stockholders (including the Representative), and the Optionholders to the Purchaser and the Merger Sub in connection with the transactions contemplated hereby, and the Purchaser and the Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and the Stockholders (including the Representative) and the Optionholders. Neither the Company nor any of the Stockholders or the Optionholders make or provide, and the Purchaser and the Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or its Subsidiaries’ assets or any part thereof.

(b) Neither the Company, nor any of the Stockholders (including the Representative) or Optionholders will have or be subject to any liability or indemnification obligation to the Purchaser or the Merger Sub or any other Person resulting from the distribution to the Purchaser or the Merger Sub, or use by the Purchaser or the Merger Sub of, any information, documents, projections, forecasts or other material made available to the Purchaser or the Merger Sub in certain confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(c) In connection with the investigation by the Purchaser and the Merger Sub of the Company and its Subsidiaries, the Purchaser and the Merger Sub have received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. The Purchaser and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser and the Merger Sub are familiar with such uncertainties, that the Purchaser and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Purchaser and the Merger Sub shall have no claim against anyone with respect thereto. Accordingly, the Purchaser and the Merger Sub acknowledge that neither the Company nor any of the Stockholders (including the Representative) or the Optionholders make any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

9.02 Tax Matters. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending prior to or including the Closing Date which are filed after the Closing Date. No party to this Agreement shall make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

9.03 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.04 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, agreements and covenants set forth in this Agreement and in any certificates delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby, and the Purchaser and the Merger Sub shall have no post-Closing remedy for breaches of the representations, warranties, agreements and covenants set forth in this Agreement or in any certificates delivered in connection herewith; provided that notwithstanding the foregoing, the Sun Commitment Letter (until terminated pursuant to its terms) and the agreements and covenants set forth in Article I, Article II, Article IX and Article XI hereof, Sections 7.01, 7.03 and 7.04 hereof shall survive.

ARTICLE X

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, pension, severance, deferred compensation, termination pay, performance awards, stock or stock-related awards, fringe benefits or other material employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Cash” means, as of a given time, all cash, cash equivalents and marketable securities held by the Company, including all outstanding security deposits, at such time; it being understood and agreed that if checks are written by the Company or any of its Subsidiaries but are not yet cashed, Cash will be reduced by the amount for which such checks have been written if the accounts payable balance (or other liability accounts) to be included in the calculation of Net Working Capital or other component of Closing Residual Cash Consideration have been reduced by the amounts for which such checks have been written.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable, provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

“Company Benefit Plan” means each Benefit Plan, including an Employee Agreement, which is sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) or other liability has been or may be incurred, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, and pursuant to which the Company, any of its Subsidiaries has or may have any liability, contingent or otherwise.

“Company Intellectual Property” means all Intellectual Property used or held for use in connection with the Business.

“Deferred Bonus Amount” means the aggregate amount to be paid to Optionholders as special bonuses and set forth on the Deferred Bonus Amount Schedule.

“Employee” means each current (including those on layoff, vacation, disability or leave of absence, whether paid or unpaid), former, or retired employee, officer, consultant, independent contractor providing individual services, agent or director of the Company or any of its Subsidiaries.

“Employee Agreement” means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Company or any of its Subsidiaries and any Employee pursuant to which the Company or any of its Subsidiaries has or may have any liability contingent or otherwise.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as enacted and in effect on or prior to the Closing Date, including any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real property or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

“Facilities” means all real property currently owned, leased, or operated by the Company or any of its Subsidiaries and any currently owned, leased or operated buildings located on such real property.

“Funded Indebtedness” means, as of any particular time, the unpaid principal amount of, and accrued interest on and other payment obligations (including any premiums, termination fees, expenses, breakage or other costs due upon prepayment of or payable as a result of the consummation of the transactions contemplated by this Agreement), arising under any obligations of the Company or any of its Subsidiaries consisting of (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (excluding, for the avoidance of doubt, accounts payable incurred in the ordinary course of business consistent with past practice), including, but not limited to, the Guaranteed Promissory Note dated May 22, 2003, issued by the Company to Exterior Systems, Inc., in original principal amount of $3,000,000.00, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under any interest rate or currency hedging agreement; and (iv) obligations in respect of capital leases determined in accordance with GAAP (excluding all unfunded or contingent obligations such as letters of credit (or similar instruments) and guarantees (or similar instruments). For the avoidance of doubt, Funded Indebtedness shall not include any non-interest bearing liability.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with those used in preparing the 2004 Audited Financial Statements. With respect to any calculation of Net Working Capital, no change in accounting principles shall be made from those set forth in the immediately preceding sentence, including, without limitation, with respect to the nature of accounts, level of reserves or level of accruals. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates..

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements (including petroleum or any by-products thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (“ACMs”), polychlorinated biphenyls (“PCBs”) radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world, whether owned or licensed: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing, and renewals therefor; (v) trade secrets, confidential information, know-how and inventions (including, without limitation, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and (vi) computer software (including, without limitation, source code, executable code, data, databases, and documentation).

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to the Company, the actual knowledge of Larry Hipps, Bill Easton, Allan Garner, James Garner, John DuBois, or Barbara Wendell.

“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any court or governmental entity.

“Liens” means liens, security interests, charges or encumbrances.

“Material Adverse Effect” means any event, change or effect that has a material adverse effect upon the financial condition, business, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any effect resulting or arising from: (i) any change in any Law after the date hereof; (ii) any change in interest rates or general economic conditions; (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; except, in the case of each of (i), (ii) and

(iii) above, to the extent that any such changes have a disproportionate adverse effect on the financial condition, business, assets, liabilities, or results of operations of the Company and the Company Subsidiaries, taken as a whole, as compared with the effect on other similarly situated companies; (iv) the entry into this Agreement and/or the consummation of the transactions contemplated hereby; (v) except as contemplated by this Agreement, any action taken by the Purchaser or any of its Affiliates, (vi) any omission to act or action taken of the Purchaser, provided that such omission to act or action is not (A) otherwise permitted or contemplated under this Agreement or the transactions contemplated hereby, (B) approved by the Representative, or (C) undertaken by the Purchaser in conjunction with the Company and the Representative, or (vii) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Net Working Capital” means without duplication, the excess of all current assets (other than Cash and deferred income tax assets) of the Company and its Subsidiaries over all current liabilities (other than the current portion of any Funded Indebtedness and accrued restructuring reserve) of the Company and its Subsidiaries, in each case determined on a consolidated basis in accordance with the applicable books and records, in accordance with GAAP.

“Net Working Capital Adjustment” means the amount by which (a) the Net Working Capital as of the close of business on the day immediately prior to the Closing Date is less than $60,000,000 (the “Target Net Working Capital”), provided that any amount which is calculated pursuant to this clause (a) shall be deemed to be a negative number, or (b) the Net Working Capital as of the close of business on the day immediately prior to the Closing Date exceeds the Target Net Working Capital.

“Pension Plan” means each Company Benefit Plan (other than a multi-employer Plan) which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iii) mechanic’s, materialmen’s, and similar Liens; and (iv) Liens set forth on the attached Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Representative Holdback Amount” shall mean an amount determined by the Representative prior to Closing, and shall be at least $100,000.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, customs, or other tax, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country, including any interest, penalty or addition thereto, and including any liability arising under any tax sharing agreement or any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. § 1.1502-6 or analogous state, local, or foreign law provision, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means, to the extent not paid before the close of business on the day immediately prior to the Closing Date, the amount of (a) any fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is or may become responsible in connection with this Agreement or the transactions contemplated by hereby, (b) any fees payable by the Company or any Subsidiary to any Stockholder, Optionholder or any Affiliate of any such party, including, without limitation, to Sun Capital Partners Management, LLC, in connection with this Agreement or the transactions contemplated by hereby, or otherwise (c) any amounts payable to any officer, director or employee of the Company or any Subsidiary in the nature of a “change in control”, closing or signing bonus or similar payment as a result of the signing of this Agreement or the transactions contemplated hereby, and (d) any amounts payable by the Company or any of its Subsidiaries pursuant to Section 6.07 hereof.

“Welfare Plans” means any Company benefit Plan that is a “welfare benefit plan” (as such term is defined in Section 3(1) of ERISA).

“Year End Performance Bonus Program” means the year end performance bonus program of the Company with respect to fiscal year 2005 of the Company as described in the Bonus Program Schedule.

10.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c) Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

10.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Agreement	Preface
Audited Financial Statements	4.05
Auditor	2.03(c)
Articles of Merger	1.01(b)
Closing	2.01
Closing Date	2.01
Closing Residual Cash Consideration	1.02(a)
Closing Transactions	2.02
Code	4.13(a)
Common Merger Consideration	1.02(a)
Company	Preface
Company Adjustment Amount	2.03(f)(ii)
Company Stock	1.02(a)
Confidentiality Agreement	7.08
Covered Employees	4.19
Delaware Law	1.01(a)
Disclosure Schedules	Article IV
Effective Time	1.01(b)
Environmental Permits	4.15(d)
ERISA	4.13(a)
Financial Statements	4.05

Term	Section No.
HSR Act	4.12
In The Money Options	1.02(a)
In The Money Optionholder	1.04
Latest Balance Sheet	4.05
Lease	4.07(b)
Leased Real Property	4.07(b)
Letter of Transmittal	1.03
Major Customer	4.22
Major Supplier	4.22
Merger	1.01(a)
Merger Consideration	1.02(a)
Merger Sub	Preface
Non-Voting Common Stock	1.02(a)
Objection Notice	2.03(c)
Optionholder	1.04
Options	1.02(a)
Per Share Portion	1.02(a)
Product	4.23
Proposed Closing Residual Cash Consideration	2.03(b)
Purchase Price Adjustments	2.03(f)
Purchaser	Preface
Purchaser Adjustment Amount	2.03(f)(i)
Purchaser Closing Statement	2.03(b)
Purchaser’s Representatives	6.02
Representative	Preface
Schedule	Article IV
Stockholder	1.03
Stockholders	1.03
Surviving Corporation	1.01(a)
Termination Date	8.01(c)
Transaction Price	1.02(a)
Unaudited Financial Statements	4.05
Voting Common Stock	1.02(a)
WARN	4.19
Welfare Plans	4.13(a)

ARTICLE XI

MISCELLANEOUS

11.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made without the joint approval of the Purchaser and the

Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review and comment on such press release or announcement prior to publication; provided that the Representative shall be entitled to communicate with its and its Affiliates’ investors relating to this Agreement and the transactions contemplated herein.

11.02 Expenses. Whether or not the Closing take place, except as otherwise provided herein, all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company, the Stockholders or the Optionholders shall be paid by the Stockholders and the Optionholders, or (b) by the Purchaser or the Merger Sub shall be paid by the Purchaser. Without limiting the generality of the foregoing, the Purchaser shall pay any and all expenses for its filings under the HSR Act, surveys, title insurance and environmental due diligence, including, without limitation, any Phase I environmental review conducted at the Purchaser’s request or performed by the Purchaser; provided that no Phase II environmental review will be conducted prior to the Closing without the prior written consent of the Company and, to the extent such consent is given, any and all expenses relating to such Phase II environmental review shall be paid by the Purchaser.

11.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser and/or the Merger Sub:

c/o Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

Attention: Christopher R. Clegg, Esq., General Counsel

Facsimile: (216) 910-3650

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Christopher Ewan, Esq.

Facsimile: (212) 859-4000

Notices to the Representative:

Sun ALSCO, LLC

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 470

Boca Raton, Florida 33486

Attention: Marc J. Leder, Rodger R. Krouse and C. Deryl Couch

Facsimile: (561) 394-0540

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Douglas C. Gessner

Facsimile: (312) 861-2200

Notices to the Company:

ALSCO Holdings, Inc.

3101 Poplarwood Court

Raleigh, NC 27604

Attention: Larry Hipps

Facsimile: (919) 376-8409

with a copy to each of:

Sun ALSCO, LLC

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 470

Boca Raton, Florida 33486

Attention: Marc J. Leder, Rodger R. Krouse and C. Deryl Couch

Facsimile: (561) 394-0540

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Douglas C. Gessner

Facsimile: (312) 861-2200

11.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Company without the prior written consent of the other party; provided that the Purchaser may, without the prior written consent of the Company, assign its rights, interests or obligations hereunder to one or more of its Affiliates so long as the Purchaser remains responsible for all of the obligations of Purchaser and the Surviving Corporation under this Agreement.

11.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. Matters reflected in the Disclosure Schedules and any notices delivered pursuant to Section 6.06 are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules and any notices delivered pursuant to Section 6.06. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, any notices delivered pursuant to Section 6.06, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

11.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.08 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the Sun Commitment Letter) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.09 Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Stockholders and the Optionholders. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Stockholders, and the Optionholders any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

11.11 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.12 Representative.

(a) By the approval of this Agreement pursuant to Delaware Law, the Stockholders and Optionholders hereby irrevocably appoint the Representative as the representative, agent, proxy, and attorney-in-fact for all the Stockholders and Optionholders for all purposes under this Agreement including, without limitation, the full power and authority on the Stockholders’ and Optionholders’ behalf: (i) to consummate the transactions contemplated under this Agreement including, without limitation, the execution and delivery of any agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate disputes arising under, or relating to, this Agreement and any other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (iii) to receive and disburse to the Stockholders and Optionholders any funds received on behalf of the Stockholders and Optionholders under this Agreement, or otherwise, (iv) to withhold any amounts received on behalf of the Stockholders and Optionholders pursuant to this Agreement, or otherwise to satisfy any and all obligations or liabilities incurred by the Representative in the performance of its duties hereunder, including, without limitation, in connection with any obligation of the Representative to make a payment to the Purchaser pursuant to Section 2.03(f) hereof, (v) to execute and deliver any amendment or waiver to this Agreement, and any other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Stockholders or Optionholders) and (vi) to take all other actions to be taken by or on behalf of the Stockholders and Optionholders in connection with this Agreement, and any other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The Stockholders and Optionholders, by approving this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder or Optionholder. All decisions and actions by the Representative shall be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall have no duties or obligations hereunder except those forth herein and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Each Stockholder and Optionholder hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

(c) Neither the Representative nor any agent employed by it shall incur any liability to any Stockholder or Optionholder by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its duties hereunder, except for actions or omissions constituting intentional and knowing fraud. The Representative shall have no liability in respect of any action, claim or proceeding brought against the Representative by any Stockholder or Optionholder if the Representative took or omitted taking any action in good faith.

(d) Upon final resolution of all liabilities and obligations of the Stockholders (including the Representative) and Optionholders pursuant to Section 2.03(f) and full reimbursement of all obligations or liabilities incurred by the Representative in the performance of its duties hereunder, the Representative shall distribute all funds held by it on behalf of the Stockholders and Optionholders to the Stockholders and Optionholders, it being understood and agreed that such distribution(s) shall be the responsibility of the Representative only and that neither the Purchaser nor the Surviving Corporation shall have any obligation to ensure that such distribution is, or distributions are, made.

(e) The parties agree that the fact that Kirkland & Ellis LLP may have represented the Company prior to Closing shall not prevent Kirkland & Ellis LLP from representing the Representative in connection with any matters involving, including without limitation any disputes with, any of the parties after Closing.

11.13 Deliveries to Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered to the Purchaser’s representatives (including, without limitation, Fried, Frank, Harris, Shriver & Jacobson LLP and KPMG LLP) shall be deemed to be delivered to the Purchaser for all purposes hereunder.

11.14 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

the Company:	ALSCO HOLDINGS, INC.

By:
Its:

the Purchaser:	ALERIS INTERNATIONAL, INC.

By:
Its:

the Merger Sub:	ALSCO ACQUISITION CORP.

By:
Its:

the Representative:	SUN ALSCO, LLC

By:
Its: